Exhibit (h)(iii)

Execution Copy

AGREEMENT

For

ADMINISTRATIVE SERVICES

AGREEMENT FOR ADMINISTRATIVE SERVICES, dated as of April 1, 2008 (this “Agreement”), by and between MTB Group of Funds, a Delaware business trust having its principal office and place of business in Baltimore, Maryland (“Investment Company”), on behalf of its portfolios now existing or hereafter created, as identified on Exhibit 1 hereto as the same may be amended from time to time (each a “Fund” and collectively the “Funds”), and MTB Investment Advisors, Inc., a Maryland corporation and a registered investment adviser with its principal place in Baltimore, Maryland (“MTBIA”).

WHEREAS, Investment Company is registered as an open-end management investment company under Investment Company Act of 1940, as amended (the “1940 Act”), with authorized and issued shares of capital stock (“Shares”); and

WHEREAS, Investment Company desires to appoint MTBIA as its administrator to provide it with certain Administrative Services (hereinafter defined) exclusively or in conjunction with one or more co-administrators, and MTBIA desires to accept such appointment.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1. Appointment.

Investment Company hereby appoints MTBIA as administrator for the period on the terms and conditions set forth in this Agreement. MTBIA hereby accepts such appointment and agrees to furnish the services set forth in Article 2 of this Agreement in return for the compensation set forth in Article 6 of this Agreement.

Article 2. MTBIA’s Duties.

As administrator, in conjunction with any other administrators, and subject to the supervision and control of the Board of Trustees of Investment Company (the “Board”) and in accordance with Proper Instructions (hereinafter defined), MTBIA will provide facilities, equipment, and personnel to carry out the administrative services listed on Schedule A to this Agreement in connection with the operation of the business and affairs of Investment Company and each of its Funds.

The services listed on Schedule A, along with any additional services that MTBIA shall agree in writing to perform for Investment Company hereunder, shall hereafter be referred to as “Administrative Services.”

Article 3. Records.

MTBIA shall create and maintain all necessary books and records required by Section 31(a) of Investment Company Act of 1940 and the rules thereunder, as the same may be amended from time to time, pertaining to the Administrative Services performed by it. Where applicable, such records shall be maintained by the Administrator for the periods and in the places required by Rule 31a-2 under the 1940 Act. The books and records pertaining to Investment Company which are in the possession of MTBIA shall be the property of Investment Company. Investment Company, or Investment Company’s authorized representatives, shall have access to such books and records at all times during MTBIA’s normal business hours. Upon the reasonable request of Investment Company, copies of any such books and records shall be provided promptly by MTBIA to Investment Company or Investment Company’s authorized representatives.

Article 3A. Privacy.

(a) Investment Company and MTBIA acknowledge that Investment Company may disclose “nonpublic personal information,” as such term is defined in Regulation S-P, as amended, of Investment Company shareholders and “customers” (as such term is defined in Regulation S-P)(such non-public personal information, “shareholder NPI”) to MTBIA as agent of Investment Company and solely in furtherance of fulfilling MTBIA’s contractual obligations under this Agreement in the ordinary course of business to support Investment Company and its shareholders.

(b) MTBIA agrees to use and re-disclose shareholder NPI only for the limited purpose of fulfilling its duties and obligations under this Agreement, for law enforcement and miscellaneous purposes as permitted in 17 CFR §§ 248.15, or in connection with joint marketing arrangements that Investment Company may establish with MTBIA in accordance with the limited exception set forth in 17 CFR § 248.13.

(c) MTBIA further represents and warrants that, in accordance with 17 CFR § 248.30, it has implemented, and will continue to carry out for the term of the Agreement, policies and procedures reasonably designed to: (i) insure the security and confidentiality of Fund customer records and shareholder NPI; (ii) protect against any anticipated threats or hazards to the security or integrity of Fund customer records and shareholder NPI; and (iii) protect against unauthorized access to or use of Fund customer records or shareholder NPI that could result in substantial harm or inconvenience to any Fund customer or shareholder.

(d) MTBIA may re-disclose shareholder NPI covered by 17 CFR §248.13 only to: (i) Investment Company and affiliated persons of Investment Company (“Fund Affiliates”); (b) affiliated persons of MTBIA (“MTBIA Affiliates”) (which in turn may disclose or use the information only to the extent permitted under the original receipt); (c) a third party not affiliated with MTBIA or Investment Company (“Nonaffiliated Third Party”) under the service and processing (17 CFR §248.14) or miscellaneous (17 CFR §248.15) exceptions, but only in the ordinary course of business to carry out the activity covered by the exception under which MTBIA received the information in the first instance; and (d) a Nonaffiliated Third Party under the service provider and joint marketing exception (17 CFR §248.13), provided MTBIA enters into a written contract with the Nonaffiliated Third Party that prohibits the Nonaffiliated Third Party from disclosing or using the information other than to carry out the purposes for which Investment Company disclosed the information in the first instance.

(e) MTBIA may re-disclose shareholder NPI covered by 17 CFR §248.14 and §248.15 to: (a) Investment Company and Fund Affiliates; (b) MTBIA Affiliates (which in turn may disclose the information to the same extent permitted under the original receipt); and (c) a Nonaffiliated Third Party to whom the Funds might lawfully have disclosed NPI directly.

(f) MTBIA is obligated to maintain beyond the termination date of this Agreement the confidentiality of any shareholder NPI it receives from the Fund in connection with the Agreement or any joint marketing arrangement, and agrees that this Section 3A shall survive such termination.

Article 4. Duties of the Fund.

The Fund assumes full responsibility for the preparation, contents and distribution of its own offering document and for complying with all applicable requirements the 1940 Act, the Internal Revenue Code, and any other laws, rules and regulations of government authorities having jurisdiction.

Article 5. Expenses.

MTBIA shall be responsible for expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Administrative Services to Investment Company, including the compensation of MTBIA employees who may serve as trustees or officers of Investment Company. Investment Company shall be responsible for all other expenses incurred by MTBIA on behalf of Investment Company, including without limitation postage and courier expenses, printing expenses, travel expenses, registration fees, filing fees, fees of outside counsel and independent auditors, or other professional services, organizational expenses, insurance premiums, fees payable to persons who are not MTBIA’s employees, trade association dues, and other expenses properly payable by the Funds and/or the classes.

Article 6. Compensation.

Investment Company hereby agrees to pay and MTBIA hereby agrees to accept as full compensation for the Administrative Services rendered hereunder an administrative fee equal to the annual rate of the average daily net asset value of the Funds as provided below.

Max. Admin. Fee	Average Daily Net Assets of the Funds
.033%	on the first $5 billion
.020%	on the next $2 billion ($5-7 billion)
.016%	on the next $3 billion ($7-10 billion)
.015%	on assets in excess of $10 billion

(Average Daily Net Asset break points are on a complex-wide basis)

The compensation and out of pocket expenses payable by the Funds shall be accrued daily by the Funds and paid to MTBIA no less frequently than monthly, and shall be paid daily upon request of MTBIA. MTBIA will maintain detailed information about the compensation and out of pocket expenses by the Funds.

MTBIA may in its sole discretion waive receipt of all or a part of the foregoing administrative fee from time to time, subject to prior review and approval of the Board.

Article 7. Proper Instructions.

As used throughout this Agreement, a “Proper Instruction” means a writing signed or initialed by one or more person or persons as the Board shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved. Oral instructions will be deemed to be Proper Instructions if (a) M&T reasonably believes them to have been given by a person previously authorized in Proper Instructions to give such instructions with respect to the transaction involved, and (b) Investment Company, or the Fund, and M&T promptly cause such oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that Investment Company, or the Fund, and M&T are satisfied that such procedures afford adequate safeguards for the Fund’s assets. Proper Instructions may only be amended in writing.

Article 8. Assignment.

Except as provided herein, neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by either party without the written consent of the other party, except that MTBIA may, upon prior written notice but without further consent on the part of Investment Company, subcontract for the performance of such services with any subsidiary commonly owned or controlled by MTBIA Bank Corporation, but MTBIA will remain fully responsible to Investment Company for the acts and omissions of such affiliated subsidiary. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

Article 9. Documents.

(a) In connection with the appointment of MTBIA under this Agreement, Investment Company shall file with MTBIA the following documents:

(i) A copy of the Declaration of Trust and By-Laws of Investment Company and all amendments thereto (“Charter Documents”);

(ii) A copy of the resolution of the Board authorizing this Agreement; and

(iii) A copy of the current Prospectus for each Fund.

(b) Each Fund will also furnish from time to time the following documents:

(i) Each resolution of the Board authorizing the original issuance of each Fund’s, and/or Class’s Shares;

(ii) Each Registration Statement filed with the SEC and amendments thereof, including current prospectuses and statements of additional information as amended from time to time, and orders relating thereto in effect with respect to the sale of Shares of any Fund, and/or Class;

(iii) Certified copies of each vote of the Board authorizing officers to give Proper Instructions to the administrators, Custodian and agents for fund accountant and shareholder recordkeeping or transfer agency services; and

(iv) Such other certifications, documents or opinions which MTBIA may, in its discretion, deem necessary or appropriate in the proper performance of its duties.

MTBIA acknowledges that as of the date of this Agreement, it already has in its possession copies of the documents described in Article 9(a) and Article 9(b)(i)-(iii).

Article 10. Representations and Warranties.

(a) Representations and Warranties of MTBIA. MTBIA represents and warrants to the Fund that:

(i) it is a corporation duly organized and existing and in good standing under the laws of the State of Maryland;

(ii) it is duly qualified to carry on its business in each jurisdiction where the nature of its business requires such qualification;

(iii) it is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement;

(iv) all requisite proceedings have been taken to authorize it to enter into and perform its obligations under this Agreement;

(v) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

(vi) it is in compliance with federal securities law and applicable federal and state banking requirements and in good standing as an administrator.

(b) Representations and Warranties of Investment Company. Investment Company represents and warrants to MTBIA that:

(i) It is a statutory trust duly organized and existing and in good standing under the laws of its state of organization;

(ii) It is empowered under applicable laws and by its Charter Documents to enter into and perform its obligations under this Agreement;

(iii) All corporate proceedings required by said Charter Documents have been taken to authorize it to enter into and perform its obligations under this Agreement;

(iv) It is an open-end investment company registered under the 1940 Act; and

(v) A registration statement under the 1933 Act will be effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of each Fund being offered for sale.

Article 11. Indemnification.

(a) MTBIA shall not be liable for any error of judgment or mistake of law or for any loss suffered by Investment Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on MTBIA’s part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

(b) At any time MTBIA may apply to any officer of Investment Company or Fund for instructions, and may consult with legal counsel experienced in the 1940 Act (who may be counsel for Investment Company) with respect to any matter arising in connection with the services to be performed by MTBIA under this Agreement, and MTBIA and its agents or subcontractors shall not be liable and shall be indemnified by Investment Company or the appropriate Fund for any action reasonably taken or omitted by it in good faith reliance upon such instructions or upon the opinion of such counsel, provided such action is not in violation of applicable federal or state laws or regulations.

(c) Any person, even though also an officer, director, trustee, partner, employee or agent of MTBIA, who may be or become an officer, trustee, partner, employee or agent of Investment Company,

shall be deemed, when rendering services to Investment Company or acting on any business of Investment Company (other than services or business in connection with the duties of MTBIA hereunder) to be rendering such services to or acting solely for Investment Company and not as an officer, director, trustee, partner, employee or agent or one under the control or direction of MTBIA even though paid by MTBIA.

(d) If at any time another entity performs administrative services to any Fund, including without limitation those services listed herein or services similar to those listed herein, MTBIA and such other entity shall in no event be liable for the acts or omissions of the other.

(e) MTBIA shall be kept indemnified by Investment Company and be without liability for any action taken or thing done by it in performing the Administrative Services in accordance with the above.

(f) MTBIA shall not be responsible for and Investment Company or Fund shall indemnify and hold MTBIA, including its officers, directors, shareholders and their agents, employees and affiliates, harmless against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

(i) the acts or omissions of any Custodian, Adviser, Sub-adviser, Fund Accountant, Transfer Agent, or other party contracted by or approved by Investment Company or Fund,

(ii) the reliance on or use by MTBIA or its agents or subcontractors of information, records and documents in proper form which

(A) are received by MTBIA or its agents or subcontractors from Advisers, Sub-advisers, or other third parties contracted by or approved by Investment Company or Fund for use in the performance of services under this Agreement; or

(B) have been prepared and/or maintained by the Fund or its affiliates or any other person or firm on behalf of Investment Company.

(iii) the reliance on, or the carrying out by MTBIA or its agents or subcontractors of Proper Instructions of Investment Company or the Fund; or

(iv) the offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

(g) In all cases, MTBIA shall not be protected by this Article 11 from liability for any act or omission resulting from MTBIA’s willful misfeasance, bad faith, negligence or reckless disregard of its duties. In addition, MTBIA shall not be protected from liability for any act or omission resulting from the willful misfeasance, bad faith, negligence or reckless disregard of the duties of MTBIA’s affiliates, agents or employees, of any subcontractor selected by MTBIA, or a subsidiary commonly owned or controlled by MTBIA Bank Corporation.

(h) In order that the indemnification provisions contained in this Article 11 shall apply, however, it is understood that the party seeking indemnification (“Claimant”) will use all reasonable care to promptly identify and notify the party against whom indemnification is sought (“Indemnifier”) concerning any situation which presents or appears likely to present the probability of a claim for indemnification, and shall advise Indemnifier of all pertinent facts and developments concerning the situation in question. Indemnifier shall have the option to defend Claimant against any claim which may be the subject of this indemnification. In the event that the Indemnifier so elects, it will so notify Claimant and thereupon Indemnifier shall take over complete defense of the claim, and Claimant shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Article 11. Claimant shall in no case confess any claim or make any compromise in any case in which Indemnifier will be asked to indemnify Claimant except with Indemnifier’s prior written consent.

Article 12. Term and Termination of Agreement.

This Agreement shall be effective from the date signed above and shall continue through September 10, 2010 (“Initial Term”). Thereafter, the Agreement will continue for consecutive 12-month terms (each a “Renewal Term”) unless one party receives written notice of termination from the other party no less than 120 days prior to the expiration of the Initial Term or a Renewal Term. The termination date for all original or after-added Funds that are, or become, a party to this Agreement shall be coterminous.

In the event, however, of willful misfeasance, bad faith, negligence or reckless disregard of its duties by MTBIA, Investment Company has the right to terminate the Agreement upon 60 days written notice, if MTBIA has not cured such willful misfeasance, bad faith, negligence or reckless disregard of its duties within 60 days.

Should Investment Company exercise its rights to terminate, all reasonable out-of-pocket expenses associated with the movement of records and materials will be borne by Investment Company or the appropriate Fund. The provisions of Article 11 shall survive the termination of this Agreement.

In addition, each party reserves the right to immediately terminate this Agreement upon the giving of written notice in the event of: the dissolution or liquidation of either party or other cessation of business other than a reorganization or recapitalization of such party as an ongoing business; financial difficulties on the part of either party which is evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or a final, unappealable judicial, regulatory or administrative ruling or order in which either party has been found guilty of criminal behavior in the conduct of its business.

Article 13. Amendment.

This Agreement may be amended or modified only by a written agreement executed by both parties.

Article 14. Interpretive and Additional Provisions.

In connection with the operation of this Agreement, MTBIA and Investment Company may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Charter Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

Article 15. Governing Law.

This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Maryland.

Article 16. Notices.

Except as otherwise specifically provided herein, notices and other writings delivered or mailed postage prepaid to Investment Company at 100 East Pratt Street, 15th Floor, Baltimore, Maryland 21201, Attention: Chief Operating Officer, or to MTBIA at 100 East Pratt Street, 15th Floor, Baltimore, Maryland 21201, Attention: President, or to such other address as Investment Company or MTBIA may hereafter specify, shall be deemed to have been properly delivered or given hereunder to the respective address.

Article 17. Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

Article 18. Merger of Agreement.

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

Article 19. Successor Agent.

If Investment Company shall appoint a successor agentfor Investment Company, MTBIA shall upon termination of this Agreement deliver to such successor agent at the office of MTBIA all properties of Investment Company held by MTBIA hereunder. If no such successor agent shall be appointed, MTBIA shall deliver such properties to Investment Company.

Article 20. Force Majeure.

MTBIA shall have no liability for cessation of services hereunder or any damages resulting there from to Investment Company as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.

Article 21. Severability.

In the event any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

MTB GROUP OF FUNDS

By:	/s/ Michael D. Daniels
Michael D. Daniels
Vice President

MTB INVESTMENT ADVISORS, INC.

By:
Name:
Title:

EXHIBIT 1 to the

Administrative Services Agreement

with MTB Investment Advisors, Inc.

MTB Group of Funds

MTB Balanced Fund

MTB Equity Income Fund

MTB Equity Index Fund

MTB Income Fund

MTB Intermediate-Term Bond Fund

MTB International Equity Fund

MTB Large Cap Growth Fund

MTB Large Cap Growth Fund II

MTB Large Cap Stock Fund

MTB Large Cap Value Fund

MTB Large Cap Value Fund II

MTB Managed Allocation Fund - Aggressive Growth

MTB Managed Allocation Fund - Aggressive Growth II

MTB Managed Allocation Fund - Conservative Growth

MTB Managed Allocation Fund - Conservative Growth II

MTB Managed Allocation Fund - Moderate Growth

MTB Managed Allocation Fund - Moderate Growth II

MTB Maryland Municipal Bond Fund

MTB Mid Cap Growth Fund

MTB Mid Cap Stock Fund

MTB Money Market Fund

MTB Multi Cap Growth Fund

MTB New York Municipal Bond Fund

MTB New York Tax-Free Money Market Fund

MTB Pennsylvania Municipal Bond Fund

MTB Pennsylvania Tax Free Money Market Fund

MTB Prime Money Market Fund

MTB Short Duration Government Bond Fund

MTB Short-Term Corporate Bond Fund

MTB Small Cap Growth Fund

MTB Small Cap Stock Fund

MTB Tax Free Money Market Fund

MTB U.S. Government Bond Fund

MTB US. Government Money Market Fund

MTB U.S. Treasury Money Market Fund

MTB Virginia Municipal Bond Fund

Schedule A to the Administrative Services Agreement

with MTB Investment Advisors, Inc.

Administrative Services

A.	Board of Trustees/Fund Governance

-	Assist in managing Fund charter documents; prepare any amendments to charter documents for review; assist in filing charter documents with state authorities, as needed.

-	Provide individuals to serve as officers of the funds, as necessary

-	Manage calendar for board of trustees’ meetings

-	Manage all travel/lodging/dining/other arrangements and reservations for board of trustees’ meetings

-	Participate in preparing board meeting agendas; participate in preparing Board resolutions, explanatory memos and related materials for Board meetings (draft and final materials).

-	Assist with coordination of responsibilities and deadlines for items in Board meeting packages

-	Attend and participate in Board meetings

-	Assist with preparation of secretary materials for Board meetings

-	Assist with preparation of, review and comment on, draft Board minutes

-	Assist with maintenance of “virtual” Board reference room (Diligent)

-	Assist with maintaining the trustees’ reference manual

-	Assist with preparing and distributing shareholder meeting minutes and consents.

-	Assist with drafting and/or review routine shareholder meeting scripts.

B.	Regulatory Matters

-	Assist in the preparation and review of SEC-required reports and notices to shareholders

-	Participate in, and coordinate with fund counsel and other service providers on, preparing and amending the Form N1-A, prospectuses, supplements, and SAIs

-	Coordinate with fund administrator, fund counsel, independent auditors (including providing records), custodians and sub-custodians, rating and publication agencies, outside vendors and the SEC regarding comments on registration statements

-	Participate in, coordinate design layout and proof content of, prospectuses, annuals, and semi-annuals (for marketing & compliance purposes)

-	Recommend number and types of prospectuses

-	Manage production timelines to ensure distribution meets all required deadlines

-	Validate print quantities for fund direct shareholders and ADP beneficial shareholders.

-	Request distribution quantities and marketing quantities calculated by Fund Administrator prior to printing.

-	Assist Fund Administrator to coordinate distribution instructions with print vendor

-	Oversee and assist with distribution process to all registered, beneficial, and omnibus shareholders for mailing

-	Oversee Fund Administrator and assist with distribution process to all other interested parties (broker/dealers, vendors, fulfillment warehouse, etc.)

C.	Financial and Accounting Matters

-	Assist Fund Accountant in creating financial statement preparation timelines and manage deadlines

-	Assist with preparation of annual and semi-annual financial statements; assist with preparation and filing of Fund annual and semi-annual reports

-	Review “shell” financial statements (prior year numbers, new disclosures, etc.)

-	Prepare management’s discussion of fund performance commentary

-	Coordinate review of MDFP Schedule of Investments with portfolio managers

-	Review final version of financial statements (“blue line”) prior to printing, mailing and SEC filing

-	Consult with the Fund’s officers, independent accountants, legal counsel, custodian, fund administrator and transfer agent in establishing the accounting policies of the Fund

-	Assist in the preparation, review and filing with the SEC of the Fund’s periodic financial reports on Form N-CSR, Form N-SAR, Form N-Q and Form 24F-2, and with the preparation and review of financial information required by Form N-1A, Form N-14, proxy/information statements, and such other reports, forms or filings as maybe mutually agreed upon

-	Prepare reports relating to the financial affairs of the Fund as may be mutually agreed upon and not otherwise prepared by the Fund’s investment adviser, custodian, Fund accountant, fund counsel or independent accountants

-	Coordinate with Fund accountant and independent accountants as necessary; monitor the performance of the independent accountants and make reports and recommendations to the Fund concerning the their performance

D.	Fund Valuation

-	Manage and respond to price challenges by advisor or sub-advisor

-	Investigate the occurrence stale prices

-	Assist Treasurer with follow -up on securities that have halted trading

-	Review prices that deviate from pre-established thresholds

-	Assist in communicating security fair valuation information to Board of Trustees

-	Assist in managing relationships with pricing service vendors

E.	Compliance Matters [to be revised]

-	Assist with collection and assembly of adviser reports (Rule 10f-3, Rule 17a-7, and Rule 17e-1, Rule 2a-7, Rule 17f-4, etc.)

-.	Consult on and assist with memos, checklists and procedures to comply with regulatory restrictions; review and report on compliance procedures at least quarterly; review compliance procedures annually with the board of trustees

-	Monitor regulatory developments and communicate material matters to interested parties as needed

-	Design and conduct training on compliance matters as necessary or advisable

-	Manage SEC exams, inquiries of the Funds

-	Maintain compliance calendar.

F.	Tax Matters

-	Oversee Fund Accountant’s required income and capital gains distributions

-	Coordinate Funds’ communication of estimated capital gain distributions

-	Coordinate federal and state tax return preparation by independent accountants

-	Assist in resolution of operational tax issues

G.	Legal Matters

-	Provide analysis and advice, as requested, on all types of legal and regulatory questions

-	Prepare Board memoranda and make Board presentations on legal/regulatory matters involving the Funds

-	Participate in and coordinate the negotiation and execution of all agreements between the Funds and third parties

-	Coordinate, as required, and consult with fund counsel and independent trustees’ counsel.

-	Approve blue sky registration filings by distributor and oversee transfer agent/distributor distributor monitoring of blue sky compliance

H.	Operations Support / Vendor Management

-	Assist in resolving material “as of” trades

-	Notify vendors of changes in products, policies, procedures

-	Participate in weekly “open issues” status conference calls with service providers

-	Oversee administration of B shares commission financing arrangement

-	Assist in maintaining “issues log” on vendors to track status of issues

-	Arrange and/or participate “as needed” conference calls with vendors

-	Work with transfer agent to administer money market fund check-writing function

-	Assist in the drafting and production of account applications and related forms and in addressing operational matters relating to establishing new accounts and customer service

-	Monitor service provider compliance with applicable service level standards and communicate status quarterly to Board

-	Resolve, or assist in resolving, issues with service providers, as necessary or appropriate

-	Assist in preparation of statistical reports for outside information services (e.g., IBC/Donoghue, ICI, Lipper Analytical and Morningstar);

-	Provide advisor/subadvisors with quarterly “advisor checklist” with affiliated trades and authorized signers

-	Prepare, obtain and maintain executed lists of all “authorized signatures”

-	Maintain matrix for contract renewals and terminations

-	Coordinate auditors’ presentations and presentations by custodian, including Rule 17f-5 materials.

-	Refer shareholder inquiries relating to the Fund to the appropriate service provider or other resource

I.	Cash Processing

-	Assist Fund Accounting/Custody/Transfer Agency in resolving cash movement discrepancies

-	Oversee and assist with daily Fund Accounting cash projections for the Funds

-	Oversee and assist with daily internal cash projection process for same day settle fixed income funds

-	Oversee and assist with vendor Custody/Fund Accounting cash and security reconciliations

J.	Validation of Income & Expense Accruals

-	Oversee and assist Fund Accountant with computation of amortization, accretion, interest, and dividend income for securities

-	Review Fund Administration expense payments to validate and ensure income and expense categories are properly classified for reporting purposes

-	Review and validate 12b-1 payments to service providers

-	Review, assist with and monitor Fund Administration processing of Fund expense payments to vendors

K.	Income & Capital Gain Distributions

-	Oversee and assist with Fund Administrator’s calculations of income and capital gain distributions as required by prospectus.

-	Coordinate estimated cash payments required for capital gains and dividends not reinvested

-	Assist in communicating Fund dividend information to internal and external parties

L.	Project Management

-	Provide consulting and project planning / project management for new funds, products, share classes, or load structures

-	Plan and conduct reviews and analyses of vendor services

-	Plan and conduct vendor RFI and RFP processes, as necessary

M.	General Business Consulting

-	Coordinate the procurement of E&O/D&O insurance

-	Recommend potential opportunities for asset gathering or asset growth

-	Identify and analyze industry best practices and suggest methods for improving Funds’ efficiencies

-	Consult with the Fund, the trustees and any other administrators on matters concerning the Fund and its affairs.